CONSULTING AGREEMENT
                                       FOR
                       ANDREWS & WHITE FINANCIAL SERVICES

SATX, INC. A NEVADA CORPORATION, (HEREINAFTER REFERRED TO AS "COMPANY") AND ANDREWS & WHITE FINANCIAL SERVICES, (HEREINAFTER REFERRED TO AS "CONSULTANT") AGREES AS FOLLOWS:

         1. CONSULTANT: Company hires Consultant and Consultant hereby accepts consulting with the Company upon the terms and conditions hereinafter set forth.

         2.  TERM OF CONSULTING AGREEMENT:

             A. INITIAL TERM: The term of this Consulting Agreement shall commence on December 1, 2000 and shall terminate on May 30, 2001, unless otherwise extended or terminated as provided for under this agreement.

             B. OPTION TO RENEW: Company has the option to renew Consultant's contract, on terms and conditions no less favorable than in this current agreement, for one (1) additional year. If Company intends to do so extend Consultant's term; the Company shall provide written notice to Consultant prior to May 30, 2001.

         3.  CONSULTANT'S DUTIES:

             A. TITLE: Consultant shall serve as an independent outside advisor to the Company. In that capacity, Consultant shall do all services, acts, or things necessary to advise the President of the Company, as required and requested from time to time by a duly authorized officer of the Company.

             B. LOYAL AND CONSCIENTIOUS PERFORMANCE: Consultant agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the obligations required of him either expressly or implicitly by the terms of this agreement.

             C. COMPETITIVE ACTIVITIES: During the term of this agreement Consultant shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company.

             D.    TRADE SECRETS:

                   (i) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his consulting hereunder, Consultant shall have access to and become acquainted with information concerning the operation of the Company, including without limitation, customers, financial, personnel, sales, planning, marketing and other information that is owned by the Company and regularly used in the operation of the Company's business and that this information constitutes the Company's trade secrets.

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                   (ii)    Consultant agrees that he shall not disclose any such
trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any time thereafter, except as is required in the course of his consulting with the Company. The unauthorized use or disclosure of any of the Company's trade secrets obtained by Consultant during his consulting with the Company shall constitute unfair competition.

                   (iii) Consultant further agrees that all files, records, documents, equipment and similar items relating to Company's business, whether prepared by Consultant or others, are and shall remain exclusively the property of the Company.

         4.  COMPENSATION:

             A. BASE COMPENSATION: The consultant shall receive a total of 150,000 shares of stock in SATX, Inc. with S-8 registration rights.

             B. TAX WITHHOLDING: Consultant hereby acknowledges and warrants that neither it, nor any of its employees or agents, will be treated as an employee of the Company with respect to any services rendered to the Company for any purpose whatever, including without limitation for the purpose of Social Security, Federal or State Unemployment taxes or income tax withholding at any source. Consultant shall be solely responsible for its Federal, State and Local income taxes, if any.

         5. EXPENSE ALLOWANCE: Company shall reimburse Consultant for all business related expenses incurred by Consultant during the course of his consulting on behalf of the Company.

         6.  TERMINATION:

             A. TERMINATION FOR CAUSE: The Company reserves the right to terminate this agreement, if Consultant willfully breaches or habitually neglects his consulting duties which he is asked to perform under the terms of this agreement, or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his consulting.

             B. TERMINATION BY CONSULTANT:Consultant may terminate his obligations under this agreement by giving the Company at least 10 days (10) notice in advance. The Companies obligation to pay the Consultant's base fee shall cease as of the Consultant's last day of work.

         7.  CONSULTANT'S OBLIGATION AFTER TERMINATION:

             A. SOLICITATION OF CUSTOMERS: The Consultant agrees that for a period of one year (1) immediately following the termination of his consulting with the Company, Consultant shall not directly or indirectly make known to any person, firm, or corporation the names or addresses of any of the customers of the Company or any other information pertaining to them, or call on, solicit, take away, or attempt to call on, solicit, or take away any of the acquaintances during his term of consulting with the Company, either for himself or for any other person, firm, or corporation.

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         8.  MEDIATION:

             A. Any controversy between the parties involving the construction or application of any terms, provisions, or conditions of this agreement, shall on the written request of either party served on the other, be submitted to mediation before a neutral third party. The parties shall share the cost of mediation jointly.

         9. ENTIRE AGREEMENT: This agreement supersedes any and all other agreements, either written or oral, between the parties hereto with respect to the consulting of the Consultant to the Company and contains all of the covenants and agreements between the parties with respect to such consulting for the Company in any manner whatsoever. Both parties must sign any modification to this agreement.

         10. PARTIAL INVALIDITY: If any part of this agreement shall be determined by a court or mediator to be invalid, the remainder hereof shall be construed as if the invalid portion has been omitted.

         11. WAIVER: No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         12. LAW GOVERNING AGREEMENT: This agreement shall be governed by and construed in accordance with the laws of the State of Florida.


Dated: November 30, 2000                      SATX, INC.

                                              /s/ MERRITT JESSON
                                              ---------------------------------
                                              Merritt Jesson, President & CEO


Dated: November 30, 2000                      ANDREWS & WHITE FINANCIAL SERVICES

                                              /s/ TERRY ANDREWS
                                              --------------------------------
                                              Terry Andrews

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              UNANIMOUS WRITTEN CONSENT IN LIEU OF SPECIAL MEETING
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                                   SATX, INC.

         The undersigned, constituting all of the directors of the above named corporation, hereby consent in writing, pursuant to NRS 78.315, to the adoption of the following recitals and resolutions.

APPROVAL OF AGREEMENT AND AUTHORIZATION TO ISSUE STOCK

         RESOLVED, that Merritt Jesson, President and CEO, be and hereby is authorized to execute the Agreement on behalf of SATX, Inc and to take whatever action is necessary to cause 150,000 shares of the common stock of SATX, Inc. to be issued to Andrews & White Financial Services as provided in the ("Agreement").

         RESOLVED FURTHER, that all shares and warrants so issued will NOT be registered under the Securities Act of 1933 ("1933 Act") and will be "restricted securities" within the meaning of Rule 144 of the 1933 Act. The certificates evidencing the Shares shall bear restrictive legends as appropriate and will be subject to appropriate stop transfer orders to the respective transfer agents. The Company shall be under no obligation to register the Shares under the 1933 Act or any state securities law for resale by the individual or entity who is issued the Shares.

         RESOLVED FURTHER, that this Unanimous Consent may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Unanimous Consent to be effective the 30th day of November, 2000.


         /s/ MERRITT JESSON                    /s/ ROBERT ELLIS
         -------------------                   ----------------------
         Merritt Jesson                        Robert Ellis

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